                                                                  Exhibit 11-(1)


                          SONAT INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE

                                                               Years Ended December 31,
                                                       --------------------------------------
                                                       1993             1992             1991
                                                       ----             ----             ----
                                                               (In Thousands Except
                                                                Per-Share Amounts)
         Primary Earnings Per Share (1)
         --------------------------
Earnings:
- --------

         Income from Continuing Operations
           before Extraordinary Item                 $265,069         $100,962         $ 77,881
         Income (Loss) from Discontinued
           Operations                                    -             111,447          (11,893)
         Extraordinary Loss                            (3,829)            -                -
                                                     --------         --------         --------
                 Net Income                          $261,240         $212,409         $ 65,988
                                                     ========         ========         ========

Common Stock and Common Stock Equivalents:
- -----------------------------------------

         Weighted Average Number of Shares
           of Common Stock Outstanding                 86,703           85,945           85,771
         Common Stock Equivalents Applicable
           to Outstanding Stock Options                   994              414              454
                                                     --------         --------         --------
         Weighted Average Number of Shares
           of Common Stock and Common Stock
           Equivalents Outstanding                     87,697           86,359           86,225
                                                     ========         ========         ========


Primary Earnings Per Share:
- --------------------------

         Income from Continuing Operations
           before Extraordinary Item                 $   3.02         $   1.17         $    .90
         Income (Loss) from Discontinued
           Operations                                    -                1.29             (.13)
         Extraordinary Loss                              (.04)            -                -
                                                     --------         --------         --------
                                                     $   2.98         $   2.46         $    .77
                                                     ========         ========         ========




(1) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required by Footnote 2 to Paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%. For this reason, the primary earnings per share amounts shown above do not agree with earnings per share shown on the Consolidated Statements of Income in Part II.